CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$4,076,000	$473.22

Pricing supplement no. 1518 To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 159-A-I dated January 7, 2009	Registration Statement No. 333-155535 Dated August 12, 2011 Rule 424(b)(2)

Structured Investments	$4,076,000 7.0375% (equivalent to 28.15% per annum) Reverse Exchangeable Notes due November 17, 2011 Linked to Five Equally Weighted Reference Stocks

General

  The notes are designed for investors who seek a higher interest rate than either the current dividend yields on the Reference Stocks or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation in any Reference Stock, be willing to accept the risks of owning equities in general and the Reference Stocks in particular, and be willing to lose some or all of their principal at maturity.
  The notes will pay 7.0375% (equivalent to 28.15% per annum) interest over the term of the notes. However, the notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on whether the closing price of each Reference Stock is less than its Initial Share Price by more than its Protection Amount on any day during the Monitoring Period and, if so, on whether the Final Share Price of any such Reference Stock is less than its Initial Share Price, as described below. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing November 17, 2011*
  Payment at maturity with respect to each Reference Stock for each $1,000 principal amount note will be either a cash payment of $1,000 × the applicable Stock Weighting (or $200) or delivery of shares of the Reference Stock (or, at our election, the Cash Value thereof), together with any accrued and unpaid interest, as described below.
  Minimum denominations of $1,000 and integral multiples thereof
  The notes priced on August 12, 2011 and are expected to settle on or about August 17, 2011.

Key Terms

Reference Stocks:

The common stocks of GT Advanced Technologies Inc., Patriot Coal Corporation, SPX Corporation, Rockwood Holdings, Inc. and Key Energy Services, Inc. (each a “Reference Stock,” and together, the “Reference Stocks”)

Interest Rate:	7.0375% during the term of the notes (equivalent to 28.15% per annum), paid monthly and calculated on a 30/360 basis
Protection Amounts:

For each Reference Stock, an amount that represents 20% of the Initial Share Price, subject to adjustments. Please see “The Reference Stocks — Stock Weightings, Initial Share Prices, Protection Amounts and Physical Delivery Amounts” in this pricing supplement for the Protection Amount for each Reference Stock.

Pricing Date:	August 12, 2011
Settlement Date:	On or about August 17, 2011
Observation Date:	November 14, 2011*
Maturity Date:	November 17, 2011*
CUSIP:	48125XM37
Interest Payment Dates:

Interest on the notes will be payable monthly in arrears on the 17th calendar day of each month, up to and including the final monthly interest payment, which will be payable on the Maturity Date (each such day, an “Interest Payment Date”), commencing September 17, 2011. See “Selected Purchase Considerations — Monthly Interest Payments” in this pricing supplement for more information.

Notwithstanding anything to the contrary in the product supplement, each interest payment for the notes will be made to the holders of record at the close of business on the business day immediately preceding the relevant Interest Payment Date.

Payment at Maturity:

The payment at maturity, in excess of any accrued and unpaid interest, is based on the performance of each Reference Stock. At maturity you will receive per $1,000 principal amount note, in addition to any accrued and unpaid interest, instead of the principal amount of your notes, a payment consisting of the following:

(i) with respect to each Reference Stock, if on each day during the Monitoring Period, the closing price of such Reference Stock is not less than its Initial Share Price by more than its Protection Amount, a cash payment equal to $1,000 × Stock Weighting of such Reference Stock, and

(ii) with respect to each Reference Stock, if on any day during the Monitoring Period the closing price of such Reference Stock is less than its Initial Share Price by more than its Protection Amount:

(1) if the Final Share Price of such Reference Stock is equal to or greater than its Initial Share Price, a cash payment equal to $1,000 × Stock Weighting of such Reference Stock; or

(2) if the Final Share Price of such Reference Stock is less than its Initial Share Price, the number of shares of such Reference Stock equal to the Physical Delivery Amount for such Reference Stock (or, at our election, the Cash Value thereof). Fractional shares will be paid in cash. The market value of such Physical Delivery Amount for a Reference Stock or the Cash Value thereof will most likely be substantially less than $200 and may be zero.

Monitoring Period:	The period from but excluding the Pricing Date to and including the Observation Date
Stock Weighting:	For each Reference Stock, 20%
Physical Delivery Amount:

For each Reference Stock, the number of shares of such Reference Stock, per $1,000 principal amount note, equal to (1) $1,000 × the Stock Weighting of such Reference Stock divided by (2) the Initial Share Price of such Reference Stock, subject to adjustments

Cash Value:

For each Reference Stock, the amount in cash equal to (1) $1,000 × the Stock Weighting of such Reference Stock divided by (2) the Initial Share Price of such Reference Stock, and multiplied by (3) the Final Share Price of such Reference Stock, subject to adjustments. Please see “The Reference Stocks — Stock Weightings, Initial Share Prices, Protection Amounts and Physical Delivery Amounts” in this pricing supplement for the Physical Delivery Amount for each Reference Stock.

Initial Share Price:

For each Reference Stock, the closing price of such Reference Stock on August 12, 2011. The Initial Share Price of a Reference Stock is subject to adjustments in certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes – Anti-Dilution Adjustments” in the accompanying product supplement no. 159-A-I for further information about these adjustments. Please see “The Reference Stocks — Stock Weightings, Initial Share Prices, Protection Amounts and Physical Delivery Amounts” in this pricing supplement for the Initial Share Price for each Reference Stock.

Final Share Price:	For each Reference Stock, the closing price of the Reference Stock on the Observation Date.
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 159-A-I.

Investing in the Reverse Exchangeable Notes involves a number of risks. See “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. 159-A-I and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$1,000	$31.20	$968.80

Total	$4,076,000	$127,171.20	$3,948,828.80

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)

J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $31.20 per $1,000 principal amount note and will use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of $20.00 per $1,000 principal amount note. This commission includes the projected profits that our affiliates expect to realize, some of which have been allowed to other dealers, for assuming risks inherent in hedging our obligations under the notes. See “Plan of Distribution” beginning on page PS-37 of the accompanying product supplement no. 159-A-I.

The agent for this offering, JPMS, is an affiliate of ours. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

August 12, 2011

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 159-A-I dated January 7, 2009. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 159-A-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 159-A-I dated January 7, 2009:
  http://www.sec.gov/Archives/edgar/data/19617/000089109209000073/e34043_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Selected Purchase Considerations

  THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay interest at a rate of 7.0375% (equivalent to 28.15% per annum) over the term of the notes, which is higher than the yield currently available on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the notes are our senior unsecured obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.
  MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments at a rate of 7.0375% (equivalent to 28.15% per annum) over the term of the notes. Interest will be payable monthly in arrears on the 17th calendar day of each month, up to and including the final monthly interest payment, which will be payable on the Maturity Date (each such day, an “Interest Payment Date”), commencing September 17, 2011. Interest will be payable to the holders of record at the close of business on the business day immediately preceding the relevant Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment. For example, the monthly Interest Payment Date for September 2011 is September 17, 2011, but because September 17, 2011 is a Saturday, payment of interest with respect to that Interest Payment Date will be made on September 19, 2011, the next succeeding business day.
  THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL — We will pay you your principal back at maturity so long as the Final Share Price of each Reference Stock is equal to or greater than its Initial Share Price or the closing price of each Reference Stock is not less than its Initial Share Price by more than its Protection Amount on any day during the Monitoring Period. However, if the Final Share Price of any Reference Stock is less than its Initial Share Price and the closing price of any Reference Stock on any day during the Monitoring Period is less than its Initial Share Price by more than its Protection Amount, you could lose up to the entire principal amount of your notes.
  TAX TREATMENT AS A UNIT COMPRISING PUT OPTIONS AND A DEPOSIT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 159-A-I. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat each note for U.S. federal income tax purposes as a unit comprising (i) five Put Options written by you to us, each with respect to $200 worth (at the Initial Share Price) of one of the five Reference Stocks, and each struck “at the money,” and (ii) a Deposit. We will follow this approach in determining our reporting responsibilities, if any. We intend to treat approximately 0.67% of each coupon payment as interest on the Deposit and approximately 27.57%, 28.85%, 15.60%, 15.74% and 11.56% as the Put Premiums for the respective Put Options on GT Advanced Technologies, Inc., Patriot Coal Corporation, SPX Corporation, Rockwood Holdings, Inc. and Key Energy Services, Inc. Assuming this characterization is respected, amounts treated as interest on the Deposit will be taxed as ordinary income while the Put Premiums will not be taken into account prior to maturity or sale. However, there are other reasonable

JPMorgan Structured Investments —	PS-1
Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks

treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the timing and character of income or loss (including whether the Put Premiums might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative characterizations, as well as the allocation of the purchase price of the notes among the Deposit and the Put Options.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 159-A-I dated January 7, 2009.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The payment at maturity will be based on the Final Share Price of each Reference Stock and whether the closing price of any Reference Stock is less than its Initial Share Price by more than its Protection Amount on any day during the Monitoring Period. Under certain circumstances, you will receive at maturity, with respect to a Reference Stock, a predetermined number of shares of such Reference Stock (or, at our election, the Cash Value thereof). The market value of those shares of such Reference Stock or the Cash Value thereof will be less than $200 and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.
  THE BENEFIT PROVIDED BY THE PROTECTION AMOUNT FOR ANY REFERENCE STOCK MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If, on any day during the Monitoring Period, the closing price of any Reference Stock is less than its Initial Share Price by more than its Protection Amount, you will be exposed to any depreciation in such Reference Stock proportionally to its Stock Weighting. We refer to this feature as a contingent buffer. Under these circumstances, and if the Final Share Price of such Reference Stock is less than its applicable Initial Share Price, you will receive at maturity, with respect to such Reference Stock, a predetermined number of shares of such Reference Stock (or, at our election, the Cash Value thereof), and, consequently, you will lose 0.20% of the principal amount of your investment for every 1% that the applicable Final Share Price is less than the applicable Initial Share Price. You will be subject to this potential loss of principal even if the closing price of the applicable Reference Stock subsequently recovers such that it is not less than the applicable Initial Share Price by more than the applicable Protection Amount. If these notes had a non-contingent buffer feature, under the same scenario, you would have received at maturity, with respect to such Reference Stock, $200. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at and on the Interest Payment Dates, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stocks as in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

JPMorgan Structured Investments —	PS-2
Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks

  CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Influence the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  PROTECTION AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — We will pay you your principal back at maturity only if the closing price of each Reference Stock is not below its Initial Share Price by more than its Protection Amount on any day during the Monitoring Period or the Final Share Price is equal to or greater than its Initial Share Price and the notes are held to maturity. If the closing price of any Reference Stock is less than its Initial Share Price by more than its Protection Amount on any day during the Monitoring Period, the benefit provided by the applicable Protection Amount will be eliminated and you will be exposed at maturity to any decline in the market price of such Reference Stock proportionately to its Stock Weighting.
  VOLATILITY RISK — Greater expected volatility with respect to a Reference Stock indicates a greater likelihood as of the Pricing Date that such Reference Stock could close below its Initial Share Price by more than its Protection Amount on any day during the Monitoring Period. A Reference Stock’s volatility, however, can change significantly over the term of the notes. The closing price of a Reference Stock could fall sharply on any day during the Monitoring Period, which could result in a significant loss of principal.
  YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE REFERENCE STOCKS — Unless the closing price of any Reference Stock is less than its Initial Share Price, by more than its Protection Amount on any day during the Monitoring Period and the Final Share Price of any such Reference Stock has declined from its Initial Share Price, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the Reference Stocks, which may be significant.  Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Reference Stocks during the term of the notes.
  CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — Price movements in the Reference Stocks may or may not be correlated with each other. Even at a time when most of the Reference Stocks are experiencing positive performance, negative performance of at least one of the other Reference Stocks could cause you to receive less than the principal amount of your notes at maturity. Moreover, performances of the Reference Stocks may become highly correlated from time to time during the term of the notes, including a period in which there is a substantial decline in a particular sector or sectors represented by some or all of the Reference Stocks. High correlation during periods of negative price performance among some or all of the Reference Stocks could similarly cause you to receive less than the principal amount of your notes at maturity.
  NO OWNERSHIP RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stocks, such as voting rights or dividend payments. In addition, the Reference Stock issuers will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stocks and the notes.
  NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the Reference Stock issuers. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this pricing supplement or in product supplement no. 159-A-I. You should make your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
  HEDGING AND TRADING IN THE REFERENCE STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to the Reference Stocks. We or our affiliates may also trade in the Reference Stocks or instruments related to the Reference Stocks from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity. It is possible that such hedging and trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the value of the Reference Stocks and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 159-A-I.

JPMorgan Structured Investments —	PS-3
Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Reference Stocks” beginning on page PS-17 of the accompanying product supplement no. 159-A-I for more information.

Stock Weightings, Initial Share Prices, Protection Amounts and Physical Delivery Amounts

The table below sets forth the five issuers of the Reference Stocks, as well as the Stock Weighting and the ticker symbol for each Reference Stock and the U.S. exchange on which each Reference Stock is currently listed.

The table below also indicates the Initial Share Price, the Protection Amount and the Physical Delivery Amount for each Reference Stock, in each case subject to adjustments.

Ticker Symbol	Issuer	Exchange	Stock Weighting	Initial Share Price	Protection Amount	Physical Delivery Amount

GTAT	GT Advanced Technologies Inc.	The NASDAQ Stock Market	20%	$11.94	$2.388	16.7504
PCX	Patriot Coal Corporation	New York Stock Exchange (“NYSE”)	20%	$14.29	$2.858	13.9958
SPW	SPX Corporation	NYSE	20%	$56.50	$11.30	3.5398
ROC	Rockwood Holdings, Inc.	NYSE	20%	$50.97	$10.194	3.9239
KEG	Key Energy Services, Inc.	NYSE	20%	$15.86	$3.172	12.6103

JPMorgan Structured Investments —	PS-4
Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks

GT Advanced Technologies Inc. (“GT Advanced Technologies”)

According to its publicly available filings with the SEC, GT Advanced Technologies, formerly known as GT Solar International, Inc., is a global provider of polysilicon production technology and multicrystalline ingot growth systems and related photovoltaic manufacturing services for the solar industry, and sapphire growth systems and material for the light-energy diode (“LED”) and other specialty markets. The common stock of GT Advanced Technologies, par value $0.01 per share is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of GT Advanced Technologies in the accompanying product supplement no. 159-A-I. GT Advanced Technologies’ SEC file number is 001-34133.

Historical Information of the Common Stock of GT Advanced Technologies

The following graph sets forth the historical performance of the common stock of GT Advanced Technologies based on the weekly closing price (in U.S. dollars) of the common stock of GT Advanced Technologies from July 25, 2008 through August 20, 2011. The closing price of the common stock of GT Advanced Technologies on August 12, 2011 was $11.94. The common stock of GT Advanced Technologies began trading on The NASDAQ Stock Market on July 24, 2008. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since the commencement of trading of the common stock of GT Advanced Technologies, the price of the common stock of GT Advanced Technologies has experienced significant fluctuations. The historical performance of the common stock of GT Advanced Technologies should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of GT Advanced Technologies during the term of the notes. We cannot give you assurance that the performance of the common stock of GT Advanced Technologies will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that GT Advanced Technologies will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of GT Advanced Technologies.

JPMorgan Structured Investments —	PS-5
Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks

Patriot Coal Corporation (“Patriot Coal”)

According to its publicly available filings with the SEC, Patriot Coal is a producer of thermal coal in the eastern United States, with operations and coal reserves in Appalachia and the Illinois Basin coal region. Patriot Coal is also a producer of metallurgical quality coal. The common stock of Patriot Coal, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Patriot Coal in the accompanying product supplement no. 159-A-I. Patriot Coal’s SEC file number is 001-33466.

Historical Information of the Common Stock of Patriot Coal

The following graph sets forth the historical performance of the common stock of Patriot Coal based on the weekly closing price (in U.S. dollars) of the common stock of Patriot Coal from November 2, 2007 through August 12, 2011. The closing price of the common stock of Patriot Coal on August 12, 2011 was $14.29. The common stock of Patriot Coal began trading on the New York Stock Exchange on November 1, 2007. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since the commencement of trading of the common stock of Patriot Coal, the price of the common stock of Patriot Coal has experienced significant fluctuations. The historical performance of the common stock of Patriot Coal should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Patriot Coal during the term of the notes. We cannot give you assurance that the performance of the common stock of Patriot Coal will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Patriot Coal will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Patriot Coal.

JPMorgan Structured Investments —	PS-6
Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks

SPX Corporation (“SPX”)

According to its publicly available filings with the SEC, SPX is an international manufacturer of specialized engineering solutions, including infrastructure, process equipment and diagnostic tools, for the electricity, processed food and beverages, and vehicle service markets.  The common stock of SPX, par value $10.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of SPX in the accompanying product supplement no. 159-A-I. SPX’s SEC file number is 001-06948.

Historical Information of the Common Stock of SPX

The following graph sets forth the historical performance of the common stock of SPX based on the weekly closing price (in U.S. dollars) of the common stock of SPX from January 6, 2006 through August 12, 2011. The closing price of the common stock of SPX on August 12, 2011 was $56.50. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since the commencement of trading of the common stock of SPX, the price of the common stock of SPX has experienced significant fluctuations. The historical performance of the common stock of SPX should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of SPX during the term of the notes. We cannot give you assurance that the performance of the common stock of SPX will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that SPX will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of SPX.

JPMorgan Structured Investments —	PS-7
Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks

Rockwood Holdings, Inc. (“Rockwood Holdings”)

According to its publicly available filings with the SEC, Rockwood Holdings is a global developer, manufacturer and marketer of high value-added specialty chemicals and advanced materials used for industrial and commercial purposes. The common stock of Rockwood Holdings, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Rockwood Holdings in the accompanying product supplement no. 159-A-I. Rockwood Holdings’ SEC file number is 001-32609.

Historical Information of the Common Stock of Rockwood Holdings

The following graph sets forth the historical performance of the common stock of Rockwood Holdings based on the weekly closing price (in U.S. dollars) of the common stock of Rockwood Holdings from January 6, 2006 through August 12, 2011. The closing price of the common stock of Rockwood Holdings on August 12, 2011 was $50.97. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since the commencement of trading of the common stock of Rockwood Holdings, the price of the common stock of Rockwood Holdings has experienced significant fluctuations. The historical performance of the common stock of Rockwood Holdings should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Rockwood Holdings during the term of the notes. We cannot give you assurance that the performance of the common stock of Rockwood Holdings will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Rockwood Holdings will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Rockwood Holdings.

JPMorgan Structured Investments —	PS-8
Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks

Key Energy Services, Inc. (“Key Energy”)

According to its publicly available filings with the SEC, Key Energy is a well servicing contractor to major oil companies, foreign national oil companies and independent oil and natural gas production companies. The common stock of Key Energy, par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Key Energy in the accompanying product supplement no. 159-A-I. Key Energy’ SEC file number is 001-08038.

Historical Information of the Common Stock of Key Energy

The following graph sets forth the historical performance of the common stock of Key Energy based on the weekly closing price (in U.S. dollars) of the common stock of Key Energy from October 5, 2007 through August 12, 2011. The closing price of the common stock of Key Energy on August 12, 2011 was $15.86. The common stock of Key Energy resumed trading on the New York Stock Exchange on October 3, 2007 after being delisted on May 5, 2005. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since the commencement of trading of the common stock of Key Energy, the price of the common stock of Key Energy has experienced significant fluctuations. The historical performance of the common stock of Key Energy should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Key Energy during the term of the notes. We cannot give you assurance that the performance of the common stock of Key Energy will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Key Energy will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Key Energy.

JPMorgan Structured Investments —	PS-9
Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks

Examples of Hypothetical Payment at Maturity Attributable to a Hypothetical Reference Stock for Each $1,000 Principal Amount Note

The following table illustrates hypothetical payments at maturity attributable to a hypothetical Reference Stock on a $1,000 investment in the notes, based on a range of lowest closing prices during the Monitoring Period as set forth in the column titled “Hypothetical lowest closing price during the Monitoring Period” and on a range of hypothetical Final Share Prices for the hypothetical Reference Stock as set forth in the column titled “Hypothetical Final Share Price.” The numbers appearing in the following table and examples have been rounded for ease of analysis. For this table of hypothetical payments at maturity attributable to the hypothetical Reference Stock, we have also assumed the following:

• the Initial Share Price: $100.00	• the Protection Amount (in U.S. dollars): $20.00
• the Interest Rate: 7.0375% (equivalent to 28.15% per annum)	• the Protection Amount: 20.00%
Hypothetical lowest closing price during the Monitoring Period	Hypothetical lowest closing price expressed as a percentage of Initial Share Price during the Monitoring Period	Hypothetical Final Share Price	Hypothetical Final Share Price expressed as a percentage of Initial Share Price	Payment at Maturity Attributable to the Hypothetical Reference Stock	Total Value of Payment Received at Maturity Attributable to the Hypothetical Reference Stock**
$100.00	100%	$200.00	200%	$200.00	$200.00
$50.00	50%	$105.00	105%	$200.00	$200.00
$100.00	100%	$100.00	100%	$200.00	$200.00
$80.00	80%	$80.00	80%	$200.00	$200.00
$50.00	50%	$95.00	95%	2 shares of the hypothetical Reference Stock or the Cash Value thereof	$190.00
$50.00	50%	$50.00	50%	2 shares of the hypothetical Reference Stock or the Cash Value thereof	$100.00
$25.00	25%	$25.00	25%	2 shares of the hypothetical Reference Stock or the Cash Value thereof	$50.00
$0.00	0%	$0.00	0%	2 shares of the hypothetical Reference Stock or the Cash Value thereof	$0.00

** Note that you will receive at maturity, any accrued and unpaid interest in cash, in addition to either shares of the hypothetical Reference Stock (or, at our election, the Cash Value thereof) or $200 in cash. Also note that if you receive the Physical Delivery Amount for such hypothetical Reference Stock, the total value of payment received at maturity attributable to such hypothetical Reference Stock shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity attributable to the hypothetical Reference Stock set forth in the table above are calculated.

Example 1: The lowest closing price of the hypothetical Reference Stock during the Monitoring Period was $80.00 and the Final Share Price is $80.00. Because the closing price of the Reference Stock was not less than the Protection Amount on any day during the Monitoring Period, you will receive a payment at maturity attributable to the hypothetical Reference Stock of $200.00 per $1,000 principal amount note, even though the Final Share Price of $80.00 is less than the Initial Share Price of $100.00.

Example 2: The lowest closing price of the hypothetical Reference Stock during the Monitoring Period was $50.00 and the Final Share Price is $105.00. Even though the closing price of the Reference Stock was less than the Protection Amount on at least one day during the Monitoring Period, because the Final Share Price of $105.00 is not less than the Initial Share Price of $100.00, you will receive a payment at maturity attributable to the hypothetical Reference Stock of $200.00 per $1,000 principal amount note.

JPMorgan Structured Investments —	PS-10
Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks

Example 3: The lowest closing price of the hypothetical Reference Stock during the Monitoring Period was $50.00 and the Final Share Price is $95.00. Because the closing price of the Reference Stock was less than the Protection Amount on at least one day during the Monitoring Period and the Final Share Price of $95.00 is less than the Initial Share Price of $100.00, you will receive the Physical Delivery Amount, or at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Reference Stock is $95.00, the total value of your payment at maturity attributable to the hypothetical Reference Stock, whether in cash or shares of the Reference Stock, is $190.00 per $1,000 principal amount note.

Example 4: The closing price of the hypothetical Reference Stock was note less than, as compared with the Initial Share Price by more than the Protection Amount on any day during the Monitoring Period prior to the Observation Date. However, the closing price of the Reference Stock on the Observation Date is $50.00, a decline of more than the Protection Amount.

Because the closing price of the Reference Stock was less than the Protection Amount on at least one day during the Monitoring Period (the Observation Date) and the Final Share Price of $50.00 is less than the Initial Share Price of $100.00, you will receive the Physical Delivery Amount, or at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Reference Stock is $50.00, the total value of your payment at maturity attributable to the hypothetical Reference Stock, whether in cash or shares of the Reference Stock, is $100.00 per $1,000 principal amount note.

Because the closing price of each actual Reference Stock may be subject to significant fluctuations over the term of the notes, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity with respect to each actual Reference Stock. The table and examples of hypothetical calculations of payment at maturity with respect to a hypothetical Reference Stock above are intended to illustrate how the amount payable at maturity with respect to a Reference Stock will depend on whether the closing price of the applicable Reference Stock is less than its Initial Share Price by more than its Protection Amount on any day during the Monitoring Period and or how much the Final Share Price of the applicable Reference Stock is less than its Initial Share Price.  The table and examples above are not intended to be representative of the actual payments that you may receive on an investment in the notes with respect to a particular Reference Stock. Your actual payment at maturity with respect to a particular Reference Stock, whether in the form of a cash payment equal to $1,000 × the applicable Stock Weighting (or $200) or a number of shares of the applicable Reference Stock, or the Cash Value thereof, may differ materially from the hypothetical payments set forth above, depending on the actual Initial Share Price, Final Share Price and Protection Amount for the applicable Reference Stock.

Regardless of the performance of the Reference Stocks or the payment you receive at maturity, you will receive interest payments, for each $1,000 principal amount note, in the aggregate amount of $70.375 over the term of the notes.

The hypothetical payouts on the notes available on a hypothetical Reference Stock shown on the previous page and above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payouts shown above would likely be lower.

Supplemental Plan of Distribution (Conflicts of Interest)

We own, directly or indirectly, all of the outstanding equity securities of JPMS, the agent for this offering. The net proceeds received from the sale of the notes will be used, in part, by JPMS or one of its affiliates in connection with hedging our obligation under the notes. In accordance with FINRA Rule 5121, JPMS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the investor.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 23, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by us on March 23, 2011.

JPMorgan Structured Investments —	PS-11
Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks